Exhibit 99.1

general motors

News

For release: Wednesday, Oct. 27, 2021, at 7:30 a.m. ET

GM Reports Third-Quarter 2021 Results

DETROIT – General Motors Co. (NYSE: GM) today reported third-quarter earnings that include strong price and mix performance in North America, the benefit of the company's recall cost recovery agreement with LG Electronics and the continued strong financial results at GM Financial. As a result, the company is on track to deliver full-year 2021 EBIT-adjusted earnings approaching the high end of its guidance range.

Downloads

- GM Chair and CEO Mary Barra's letter to shareholders
- Detailed quarterly results with year-over-year comparisons

Results overview

($M) except where noted	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Change
Revenue	$ 26,779	$ 35,480	$ (8,701)
Net income attributable to stockholders	$ 2,420	$ 4,045	$ (1,625)
EBIT-adjusted	$ 2,922	$ 5,284	$ (2,362)
Net income margin	9.0 %	11.4 %	(2.4) ppts
EBIT-adjusted margin	10.9 %	14.9 %	(4.0) ppts
Automotive operating cash flow	$ (2,602)	$ 9,935	$ (12,537)
Adjusted automotive free cash flow	$ (4,385)	$ 9,122	$ (13,507)
EPS-diluted[(a)]	$ 1.62	$ 2.78	$ (1.16)
EPS-diluted-adjusted[(a)]	$ 1.52	$ 2.83	$ (1.31)
GMNA EBIT-adjusted	$ 2,125	$ 4,366	$ (2,241)
GMNA EBIT-adjusted margin	10.3 %	15.0 %	(4.7) ppts
GMI EBIT-adjusted	$ 229	$ 10	$ 219
China equity income	$ 270	$ 262	$ 8
GM Financial EBT-adjusted	$ 1,093	$ 1,207	$ (114)

(a) EPS-diluted and EPS-diluted-adjusted include a $0.07 and $0.05 impact from mark-to-market gains on equity method investments in the three months ended Sept. 30, 2021 and 2020.

($M) except where noted	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	Change
Revenue	$ 93,420	$ 84,967	$ 8,453
Net income attributable to stockholders	$ 8,278	$ 3,581	$ 4,697
EBIT-adjusted	$ 11,456	$ 5,998	$ 5,458
Net income margin	8.9 %	4.2 %	4.7 ppts
EBIT-adjusted margin	12.3 %	7.1 %	5.2 ppts
Automotive operating cash flow	$ 309	$ 2,276	$ (1,967)
Adjusted automotive free cash flow	$ (3,839)	$ (823)	$ (3,016)
EPS-diluted[(a)]	$ 5.55	$ 2.40	$ 3.15
EPS-diluted-adjusted[(a)]	$ 5.73	$ 2.96	$ 2.77
GMNA EBIT-adjusted	$ 8,153	$ 6,459	$ 1,694
GMNA EBIT-adjusted margin	11.0 %	9.7 %	1.3 ppts
GMI EBIT-adjusted	$ 552	$ (811)	$ 1,363
China equity income	$ 854	$ 264	$ 590
GM Financial EBT-adjusted	$ 3,856	$ 1,663	$ 2,193

(a) EPS-diluted and EPS-diluted-adjusted include a $0.27 and $(0.15) impact from mark-to-market gains on equity method investments in the nine months ended Sept. 30, 2021 and 2020.

2021 guidance

- Full-year EPS-diluted of between $5.52 and $6.52, and EPS-diluted-adjusted of between $5.70 and $6.70
- Full-year net income of between $8.1 billion and $9.6 billion, and EBIT-adjusted of between $11.5 billion and $13.5 billion

See below for reconciliations of non-GAAP measures to their most directly comparable GAAP measures or visit the GM Investor Relations website for complete details.

Conference call for investors and analysts

Mary Barra and Chief Financial Officer Paul Jacobson will host a conference call for investors and analysts at 10 a.m. ET today to discuss these results and the company's growth strategy. Introductory remarks will be followed by a question-and-answer session.

Those who wish to listen to the call may dial in using the following numbers:

• United States: 1-888-808-8618 • International: +1-949-484-0645 • Name of call: GM Earnings Call General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which powers everything from mass- market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at https://www.gm.com. ### CONTACTS: Jim Cain GM Communications 313-407-2843 james.cain@chevrolet.com Michael Heifler GM Investor Relations 313-418-0220 michael.heifler@gm.com Lauren Langille GM Communications 931-398-8191 lauren.langille@gm.com Cautionary Note on Forward-Looking Statements: This press release and related comments by management may include “forward- looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent our current judgement about possible future events and are often identified by words such as “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Non-GAAP Reconciliations The following table reconciles Net income (loss) attributable to stockholders under U.S. GAAP to EBIT (loss)-adjusted (dollars in millions): Three Months Ended Nine Months Ended September 30, 2021 September 30, 2020 September 30, 2021 September 30, 2020 Net income (loss) attributable to stockholders(a) $ 2,420 $ 4,045 $ 8,278 $ 3,581 Income tax expense (benefit) 152 887 2,300 1,132 Automotive interest expense 230 327 723 823 Automotive interest income (38) (51) (102) (195) Adjustments Cadillac dealer strategy(b) 158 — 175 — GMI restructuring(c) — 76 — 657 GM Korea wage litigation(d) — — 82 — Total adjustments 158 76 257 657 EBIT (loss)-adjusted $ 2,922 $ 5,284 $ 11,456 $ 5,998 __________ (a) Net of net loss attributable to noncontrolling interest. (b) These adjustments were excluded because they relate to strategic activities to transition certain Cadillac dealers from the network as part of Cadillac's electric vehicle strategy. (c) These adjustments were excluded because of a strategic decision to rationalize our core operations by exiting or significantly reducing our presence in various international markets to focus resources on opportunities expected to deliver higher returns. These adjustments primarily consist of supplier claims in the three months ended Sept. 30, 2020 and dealer restructurings, asset impairments, inventory provisions, employee separation charges and sales allowances in the nine months ended Sept. 30, 2020 in Australia, New Zealand and Thailand. (d) This adjustment was excluded because of the unique events associated with recent Supreme Court of Korea decisions related to our salaried workers.

The following table reconciles diluted earnings (loss) per common share under U.S. GAAP to EPS-diluted-adjusted (dollars in millions, except per share amounts):

	Three Months Ended				Nine Months Ended			
	September 30, 2021		September 30, 2020		September 30, 2021		September 30, 2020	
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted earnings (loss) per common share	$ 2,375	$ 1.62	$ 4,005	$ 2.78	$ 8,141	$ 5.55	$ 3,446	$ 2.40
Adjustments[(a)]	158	0.11	76	0.05	257	0.18	657	0.46
Tax effect on adjustment[(b)]	(39)	(0.03)	(14)	–	(43)	(0.03)	(82)	(0.06)
Tax adjustment[(c)]	(271)	(0.18)	–	–	45	0.03	236	0.16
EPS-diluted-adjusted	$ 2,223	$ 1.52	$ 4,067	$ 2.83	$ 8,400	$ 5.73	$ 4,257	$ 2.96

(a) Refer to the reconciliation of Net income (loss) attributable to stockholders under U.S. GAAP to EBIT (loss)-adjusted for adjustment details.

(b) The tax effect of each adjustment is determined based on the tax laws and valuation allowance status of the jurisdiction to which the adjustment relates.

(c) These adjustments consist of tax benefit related to a deduction for an investment in a subsidiary in the three months ended Sept. 30, 2021 and tax expense related to the establishment of a valuation allowance against Cruise deferred tax assets in the nine months ended Sept. 30, 2021, and tax expense related to the establishment of a valuation allowance against deferred tax assets that are considered no longer realizable for GM in Australia and New Zealand for the nine months ended Sept. 30, 2020.

The following table reconciles net automotive cash provided by (used in) operating activities under U.S. GAAP to adjusted automotive free cash flow (dollars in millions):

	Three Months Ended		Nine Months Ended	
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net automotive cash provided by (used in) operating activities	$ (2,602)	$ 9,935	$ 309	$ 2,276
Less: Capital expenditures	(1,829)	(980)	(4,235)	(3,292)
Add: Cadillac Dealer Transition	27	–	44	–
Add: GMI restructuring	–	167	24	251
Add: GM Korea Wage Litigation	19	–	19	–
Less: GM Brazil indirect tax recoveries	–	–	–	(58)
Adjusted automotive free cash flow	$ (4,385)	$ 9,122	$ (3,839)	$ (823)

Guidance Reconciliations The following table reconciles expected Net income (loss) attributable to stockholders under U.S. GAAP to expected EBIT-adjusted (dollars in billions): Year Ending December 31, 2021 Net income attributable to stockholders $ 8.1-9.6 Income tax expense 2.3-2.8 Automotive interest expense, net 0.8 Adjustments(a) 0.3 EBIT-adjusted(b) $ 11.5-13.5 __________ (a) Refer to the reconciliation of Net income (loss) attributable to stockholders under U.S. GAAP to EBIT (loss)-adjusted for adjustment details. (b) We do not consider the potential future impact of adjustments on our expected financial results. The following table reconciles expected EPS-diluted under U.S. GAAP to expected EPS-diluted-adjusted: Year Ending December 31, 2021 Diluted earnings per common share $ 5.52-6.52 Adjustments(a) 0.18 EPS-diluted-adjusted(b) $ 5.70-6.70 __________ (a) Refer to the reconciliation of diluted earnings (loss) per common share under U.S. GAAP to EPS-diluted-adjusted for adjustment details. (b) We do not consider the potential future impact of adjustments on our expected financial results.